CONTACT:
Michael Archer
Executive Vice President
Chief Financial Officer
Camden National Corporation
(800) 860-8821
marcher@camdennational.bank

FOR IMMEDIATE RELEASE

CAMDEN NATIONAL CORPORATION REPORTS
THIRD QUARTER 2022 FINANCIAL RESULTS

Camden National Corporation Reports Net Income of $14.3 Million for the
Third Quarter of 2022 and $46.1 Million for the Nine Months Ended September 30, 2022

CAMDEN, Maine, October 25, 2022/PRNewswire/--Camden National Corporation (NASDAQ: CAC; “Camden National” or the “Company”), a $5.6 billion bank holding company headquartered in Camden, Maine, reported net income of $14.3 million and diluted earnings per share of ("EPS") of $0.97, both a decrease of 5% compared to the second quarter of 2022. The decrease in earnings between quarters was, in part, the result of higher provision for credit losses and less Small Business Administration Paycheck Protection Program ("SBA PPP") loan income. Excluding the impact of income taxes, provision for credit losses and SBA PPP loan income, adjusted earnings (non-GAAP) decreased 2% on a linked quarter-basis. The decrease in adjusted earnings was led by a decrease in non-interest income as the effects of the changing broad market continue to affect mortgage banking and other market-related revenue sources, and was partially offset by net interest margin expansion of 4 basis points quarter-over-quarter.

"Our revenues for the first nine months of the year grew 2% over the same period last year, this demonstrates the flexibility and strong core operating capacity of Camden National," said Gregory A. Dufour, President and Chief Executive Officer. "The 2% increase in revenues were in light of the impact of the stock market on our wealth and brokerage businesses, as well as a reduction in mortgage sale activity and SBA Paycheck Protection Program loan income." Dufour further shared, "Residential mortgage activity continues to slow in comparison to recent quarters and the prior year as mortgage interest rates have risen sharply, and we expect overall activity will continue to slow. Commercial activity, including small business lending, has remained fairly steady and we anticipate continued growth, in terms of both volume and yield, from these business lines moving forward."

“We will prioritize maintaining our allowance for credit losses in light of macro-economic conditions although current asset quality remains extremely strong," Dufour added. "We added nearly $3 million of provision expense during the quarter and $4 million year-to-date, which increased our allowance for credit losses as a percent of total loans to 95 basis points and 7.2 times total non-performing loans."

Net income for the nine months ended September 30, 2022, was $46.1 million and diluted EPS was $3.12, a decrease of 12% and 11%, respectively, compared to the same period in 2021. This decrease was driven by an increase in provision for credit losses of $8.5 million and lower SBA PPP income of $4.2 million. Excluding the impact of income taxes, provision for credit losses and SBA PPP loan income, adjusted earnings (non-GAAP) for the nine months ended September 30, 2022, increased 8% over the same period of 2021.

"In late-September, we announced the appointment of Rebecca Hatfield as a director of the Company, effective December 31, 2022. We are excited to welcome her aboard as she brings a great knowledge of our markets and the needs across our state in her role as President and Chief Executive Officer of Avesta Housing, along with her leadership and banking experience. Rebecca's experience will help advance and expand our corporate strategy while enhancing shareholder value. We look forward to her contributions," said Dufour.

In September, the Company announced a cash dividend of $0.40 per share, payable on October 31, 2022, to shareholders of record on October 14, 2022, representing an annualized dividend yield of 3.76%, based on the Company's closing share price of $42.60, as reported by NASDAQ on September 30, 2022.

Through the nine months ended September 30, 2022, the Company repurchased 225,245 shares of its common stock at an average price of $45.46 per share.

THIRD QUARTER 2022 HIGHLIGHTS

•Net income decreased by $759,000, or 5%, over the second quarter of 2022, while earnings before income taxes, provision and SBA PPP loan income (non-GAAP) decreased $328,000, or 2%, compared to the second quarter of 2022.
•Return on average equity of 12.50% and return on average tangible equity (non-GAAP) of 16.02%, compared to 13.16% and 16.83%, respectively, for the second quarter of 2022.
•Net interest margin increased 4 basis points to 2.88%, compared to the second quarter of 2022, while adjusted net interest margin (non-GAAP) expanded 3 basis points to 2.88% over the same period.
•Deposit beta, which is calculated using core deposits and certificates of deposits, was 14.2% through the nine months ended September 30, 2022, and its overall funding beta was 15.2% over the same period.
•Loans grew $136.5 million, or 4%, during the third quarter of 2022, resulting in loan growth of 13% through the nine months ended September 30, 2022.
•The allowance for credit losses ("ACL") on loans to total loans ratio increased 3 basis points in the third quarter of 2022 to 0.95% of total loans at September 30, 2022, driven by strong loan growth and the continued risk of a broad economic slowdown, despite overall asset quality remaining strong with non-performing assets totaling 0.09% of total assets.
•Repurchased 63,689 shares of the Company's common stock at a weighted average price $44.38 during the third quarter of 2022.

FINANCIAL CONDITION

As of September 30, 2022, total assets were $5.6 billion, an increase of $51.4 million, or 1%, since December 31, 2021. The increase in assets was driven by the increase in loans of $429.2 million, or 13%, during the nine months ended September 30, 2022, but was partially offset by a decrease in investments of $246.7 million, or 16%, and cash of $138.6 million, or 63%. Through the nine months ended September 30, 2022, the Company redeployed investment cash flows and excess cash balances to fund higher interest-earning loan growth.

As of September 30, 2022, loans totaled $3.9 billion, an increase of 13% since December 31, 2021, and represented 70% of total assets as of the end of the third quarter of 2022. Over this period, our loan growth was led by: (1) residential mortgage loans, which grew $313.0 million, or 24%, (2) commercial real estate loans, which grew $67.4 million, or 5%, and (3) commercial loan balances, which grew $59.6 million, or 16%.

Through the nine months ended September 30 2022, the Company held 79% of its residential mortgage production within its loan portfolio.

As of September 30, 2022, our residential mortgage loan pipeline stood at $113.4 million, a decrease of $36.6 million, or 24%, since December 31, 2021. At September 30, 2022 our commercial real estate and commercial loan pipelines were $93.1 million, an increase of $17.7 million, or 23%, since year end.

As of September 30, 2022, investments totaled $1.3 billion, or 23% of total assets, compared to $1.5 billion, or 28%, of total assets as of December 31, 2021. The decrease in investment balances through the third quarter of 2022 was driven by the overall decrease in market value of the investment portfolio designated as available-for-sale ("AFS") due to the sharp rise in interest rates through the nine months ended September 30, 2022, and the continued redeployment of investment cash flows.

As of September 30, 2022, the weighted-average life and duration of the AFS investment portfolio was 5.8 years and 4.8 years, respectively, and the weighted-average life and duration of the held-to-maturity investment portfolio was 8.8 years and 7.1 years, respectively. As of September 30, 2022, agency-issued mortgage-backed, collateralized mortgage obligations and debt securities comprised 90% of the book value of the Company's investment portfolio.

As of September 30, 2022, deposits totaled $4.6 billion, a decrease of $40.3 million, or 1%, since year end. The decrease over this period was driven by a decrease in brokered deposits of $118.7 million as alternative borrowing sources were used to manage funding levels. Core deposits (non-GAAP) totaled $4.2 billion as of September 30, 2022, an increase of $108.5 million, or 3%, since year end, driven by checking account growth of $74.4 million, or 3%, which was primarily driven by one large municipal relationship.

The Company's loan-to-deposit ratio was 85% at September 30, 2022, compared to 82% at June 30, 2022 and 74% at December 31, 2021.

As of September 30, 2022, total borrowings were $465.4 million, an increase of $209.5 million, or 82%, since year end. The increase is the result of the shift in alternative funding over this period from brokered deposits to more cost-effective overnight borrowings, as well as the need for additional funding to support strong loan growth during the nine months ended September 30, 2022.

As of September 30, 2022, the Company's regulatory capital ratios were each well in excess of regulatory capital requirements. Despite the Company's regulatory capital ratios remaining strong, the continued decreases in the market value of the AFS investment portfolio due to the sharp rise in interest rates through the nine months ended September 30, 2022, caused decreases across the common equity ratio and tangible common equity ratio (non-GAAP), as well as book value per share and tangible book value per share (non-GAAP) over this period. These decreases are temporary and not reflective of underlying credit risk within the investment portfolio. The Company's non-regulatory capital ratios and book value as of the dates indicated were as follows:

•As of September 30, 2022, the Company's common equity ratio was 7.76% and its tangible common equity ratio (non-GAAP) was 6.13%, compared to 8.17% and 6.51% as of June 30, 2022, respectively, and 9.84% and 8.22% as of December 31, 2021, respectively.
•As of September 30, 2022, the Company's book value per share was $29.59 and its tangible book value per share (non-GAAP) was $22.97, compared to $30.52 and $23.92 as of June 30, 2022, respectively, and $36.72 and $30.15 as of December 31, 2021, respectively.

Under the 2022 share repurchase program, the Company repurchased 225,245 shares of its outstanding common stock at a weighted-average price of $45.46 through the nine months ended September 30, 2022, which included the repurchase of 63,689 shares at a weighted-average price of $44.38 per share during the third quarter of 2022.

ASSET QUALITY

As of September 30, 2022, the Company's asset quality metrics remained very strong with non-performing assets strengthening to 0.09% of total assets, compared to 0.11% and 0.13%, at June 30, 2022 and December 31, 2021, respectively. As of September 30, 2022, loans 30-89 days past due increased to 0.12% of total loans, compared to 0.06% and 0.04% at June 30, 2022 and December 31, 2021, respectively. The increase in past due loans during the third quarter of 2022 was primarily within the residential mortgage loans portfolio and commercial real estate loans portfolio and was the result of a few large loans becoming delinquent and not indicative of a larger trend at this point.

ALLOWANCE FOR CREDIT LOSSES ("ACL")

At September 30, 2022, the ACL on loans was $36.5 million, or 0.95% of total loans, compared to $34.2 million, or 0.92% of total loans, as of June 30, 2022, and $33.3 million, or 0.97% of total loans, as of December 31, 2021. The increase in the ACL on loans of $2.3 million for the third quarter of 2022 was driven by: (1) the risk of a forecasted broad economic slowdown, and (2) strong loan growth of 4% during this period, that was partially offset by (3) the release of $768,000 of additional reserves provided for certain commercial real estate loans in response to COVID-19 modifications that were initially recorded due to the heightened credit risk. As of September 30, 2022, the Company no longer carried any additional reserves on these loans.

Overall, the global and national markets continue to be volatile and carry a high degree of uncertainty. These factors are currently forecasted using external economic data in the ACL model and subject our ACL estimate under the current expected credit losses ("CECL") accounting model to a higher risk of fluctuation between periods based on actual macroeconomic conditions and changes to updated forecasted factors. The Company continues to monitor these economic factors, and is proactively assessing the portfolio for any future risk in specific industries that could be materially impacted by these forecasts.

FINANCIAL OPERATING RESULTS (Q3 2022 vs. Q2 2022)

Net income for the third quarter of 2022 was $14.3 million, a decrease of $759,000, or 5%, compared to the second quarter of 2022. Excluding income taxes, provision for credit losses and SBA PPP loan income, adjusted earnings (non-GAAP) for the third quarter of 2022 were $20.6 million, a decrease of $328,000, or 2%, compared to last quarter.

Net Interest Income and Net Interest Margin. Net interest income for the third quarter of 2022 was $37.8 million, an increase of $1.3 million, or 4%, over the second quarter of 2022.
•Interest income for the third quarter of 2022 of $44.6 million was $4.6 million, or 11%, higher than the previous quarter. Our yield on average interest-earning assets for the third quarter increased 29 basis points to 3.40% over the second quarter of 2022 driven by a rise in our loan yield of 27 basis points over this same period to 3.91% for the third quarter of 2022. The increase in interest-earning asset yields reflects the continued increase in interest rates through the third quarter of 2022 and continued redeployment of lower yielding cash and investments to fund strong average loan growth between quarters of $174.8 million, or 5%.
•Interest expense for the third quarter of 2022 of $6.8 million was $3.3 million, or 94%, higher than the second quarter of 2022 driven by higher funding costs as short-term interest rates continued to rise sharply in the third quarter of 2022, highlighted by a 150 basis points increase in the Federal Fund rate in the third quarter bringing the range at the end of the third quarter of 2022 to 3.00% - 3.25%. Cost of deposits for the third quarter of 2022 were 0.45%, an increase of 24 basis points over the previous quarter, primarily the result of interest checking costs increasing 53 basis points between periods to 0.85% and money market funds increasing 42 basis points to 0.84% in 2022. Total borrowing costs also increased during this period, increasing 41 basis points between quarters to 1.38% for the third quarter of 2022.

Net interest margin for the third quarter of 2022 was 2.88%, an increase of 4 basis points compared to the second quarter of 2022. Adjusted net interest margin, which excludes SBA PPP loans and excess liquidity (non-GAAP), for the third quarter of 2022 was 2.88% as well, an increase of 3 basis points compared to last quarter.

Provision for Credit Losses. The change in provision for credit losses between periods is highlighted in the table below:

($ in thousands)	Q3 2022	Q2 2022	Increase / (Decrease)
Provision for credit losses - loans	$2,513	$2,511	$2
Provision (credit) for credit losses - off-balance sheet credit exposures	251	(166)	417
Provision for credit losses	$2,764	$2,345	$419

For the third quarter of 2022, a $2.5 million provision for credit losses on loans was recorded as: (1) our forecasted economic outlook, which incorporates the risk of a broad macroeconomic slowdown, and (2) strong loan growth during the quarter of 4%. Higher provisions for our economic outlook and strong loan growth were partially offset by the release of the last $768,000 of additional reserves that were established on certain loans in response to COVID-19 modifications due to their heightened credit risk and the reserves no longer required as the loans were deemed fully recovered and performing at or above pre-pandemic levels. As of September 30, 2022, the Company no longer carried any additional reserves on these loans.

For the second quarter of 2022, the Company recorded $2.3 million of provision for credit losses on loans primarily due to the deterioration of economic forecasts and potential downturn along with loan growth of 5% during the quarter. These amounts were offset by the release of $2.4 million of additional reserves provided in response to COVID-19 modifications that were no longer outstanding and the loans were deemed recovered.

Non-Interest Income. Non-interest income for the third quarter of 2022 was $10.0 million, a decrease of $1.2 million, or 11%, over the second quarter of 2022, primarily led by: (1) lower mortgage banking income of $882,000, (2) lower brokerage and wealth management income of $415,000, and (3) a decrease in bank-owned life insurance ("BOLI") income of $195,000, partially offset by (4) an increase in other income of $267,000 primarily due to the sale of property.

Mortgage banking activity slowed during the third quarter as interest rates continued to rise sharply driving lower purchase activity and refinance activity. For the third quarter of 2022, the Company sold 21% of its residential mortgage loan production, compared to 20% last quarter. Furthermore, a negative fair value adjustment on the Company's residential mortgage loans designated for sale as of September 30, 2022, resulted in a $439,000 charge to mortgage banking income for the third quarter of 2022, compared to a positive fair value adjustment of $185,000 for the second quarter of 2022.

Non-Interest Expense. Non-interest expense for the third quarter of 2022 was $27.1 million, an increase of $535,000, or 2%, over the second quarter of 2022 led by: (1) higher salaries and employees benefits costs due to the timing of bonus accrual adjustments between periods, and (2) higher marketing and other employee-related costs, partially offset by (3) a decrease in consulting and professional fee costs between periods as our directors receive their annual equity award grant in the second quarter each year.

The Company's GAAP efficiency ratio and non-GAAP efficiency ratio for the third quarter of 2022 was 56.71% and 56.43%, respectively, compared to 55.70% and 55.42%, respectively, for the second quarter of 2022.

SUMMARY OF FINANCIAL OPERATING RESULTS (Q3 2022 vs. Q3 2021)

Net income for the third quarter of 2022 decreased $373,000, or 3%, to $14.3 million compared to the third quarter of 2021. Earnings before income taxes, provision and SBA PPP loan income (non-GAAP) for the third quarter of 2022 were $20.6 million, an increase of $3.0 million, or 17%, compared to the same quarter last year.

Net interest income increased $3.1 million, or 9%, between periods as average interest-earning assets grew $221.6 million, or 4%, and net interest margin expanded 12 basis points to 2.88% for the third quarter of 2022 as interest rates sharply rose. Average loans grew $497.1 million, or 15%, over this period, while interest-earning cash balances decreased $274.5 million, or 90%, as excess liquidity was redeployed into higher yielding assets.

Provision for credit losses for the third quarter of 2022 increased $1.8 million over the third quarter of 2021 led by a change in the forecasted economic outlook over this period, as well as loan growth of 16% over the last 12 months.

Non-interest income for the third quarter of 2022 decreased $1.1 million, or 10%, compared to the third quarter of 2022 led by a decrease in mortgage banking income of $1.3 million, or 67%, as residential mortgage production slowed between periods (consistent with that seen across the industry) and we sold 21% of our production in the third quarter of 2022, compared to 33% for the third quarter of 2021.

Non-interest expense for the third quarter of 2022 increased $828,000, or 3%, over the third quarter of 2021. The Company's GAAP efficiency ratio and non-GAAP efficiency ratio for the third quarter of 2022 was 56.71% and 56.43%, respectively, compared to 57.29% and 57.00% for the third quarter of 2021, respectively.

Q3 2022 CONFERENCE CALL

Camden National will host a conference call and webcast at 3:00 p.m., Eastern Time, on Tuesday, October 25, 2022 to discuss its third quarter 2022 financial results and outlook. Participants should dial in to the call 10 - 15 minutes before it begins. Information about the conference call is as follows:

Live dial-in (Domestic):            (844) 200-6205
Live dial-in (Canada):            (833) 950-0062
Live dial-in (All other locations):    (929) 526-1599
Participant access code:            242036
Live webcast:                https://events.q4inc.com/attendee/927783145

A link to the live webcast will be available on Camden National's website under "Investor Relations" at
CamdenNationalCorporation.com prior to the meeting, and a replay of the webcast will be available on Camden National's website following the conference call. The transcript of the conference call will also be available on Camden National's website approximately two days after the conference call.

ABOUT CAMDEN NATIONAL CORPORATION

Camden National Corporation (NASDAQ:CAC) is the largest publicly traded bank holding company in Northern New England with $5.6 billion in assets and approximately 620 employees. Camden National Bank, its subsidiary, is a full-service community bank founded in 1875 in Camden, Maine. Dedicated to customers at every stage of their financial journey, the bank offers the latest in digital banking, complemented by personalized service with 58 banking centers, 24/7 live phone support, 66 ATMs, and additional lending offices in New Hampshire and Massachusetts. For the past three years, Camden National Bank was named a Customer Experience (CX) Leader by independent research firm, Greenwich Associates. In 2021, it received awards in two CX categories: U.S. Retail Banking and U.S. Commercial Small Business and the bank was included in the Best Places to Work in Maine, for the second year. Member FDIC. Equal Housing Lender.

Comprehensive wealth management, investment and financial planning services are delivered by Camden National Wealth Management. To learn more, visit CamdenNational.bank.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including certain plans, expectations, goals, projections and other statements, which are subject to numerous risks, assumptions and uncertainties. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures; inflation; ongoing competition in labor markets and employee turnover; deterioration in the value of Camden National's investment securities; changes in consumer spending and savings habits; changes in the interest rate environment; changes in general economic conditions; operational risks including, but not limited to, cybersecurity, fraud and natural disasters; legislative and regulatory changes that adversely affect the business in which Camden National is engaged; changes in the securities markets and other risks and uncertainties disclosed from time to time in Camden National’s Annual Report on Form 10-K for the year ended December 31, 2021, as updated by other filings with the Securities and Exchange Commission ("SEC"). Further, statements regarding the potential effects of the war in Ukraine, the COVID-19 pandemic and other notable and global current events on the Company's business, financial condition, liquidity and results of operations may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possible materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond the Company's control. Camden National does not have any obligation to update forward-looking statements.

USE OF NON-GAAP MEASURES

In addition to evaluating the Company's results of operations in accordance with generally accepted accounting principles in the United States ("GAAP"), management supplements this evaluation with certain non-GAAP financial measures, such as earnings before income taxes and provision and earnings before income taxes, provision and SBA PPP loan income; return on average tangible equity; the efficiency and tangible common equity ratios; tangible book value per share; core deposits and average core deposits; adjusted yield on interest-earning assets and adjusted net interest margin (fully-taxable equivalent); and total loans, excluding SBA PPP loans. Management utilizes these non-GAAP financial measures for purposes of measuring our performance against our peer group and other financial institutions and analyzing our internal performance. We also believe these non-GAAP financial measure help investors better understand the Company's operating performance and trends and allow for better performance comparisons to other financial institutions. In addition, these non-GAAP financial measures remove the impact of unusual items that may obscure trends in the Company's underlying performance. These disclosures should not be viewed as a substitute for GAAP operating results, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other financial institutions. Reconciliation to the comparable GAAP financial measure can be found in this document.

ANNUALIZED DATA

Certain returns, yields and performance ratios are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. Annualized data may not be indicative of any four-quarter period, and are presented for illustrative purposes only.

Selected Financial Data
(unaudited)

	At or For The Three Months Ended			At or For The Nine Months Ended
(In thousands, except number of shares and per share data)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Financial Condition Data
Investments	$1,276,762	$1,352,882	$1,471,118	$1,276,762	$1,471,118
Loans and loans held for sale	$3,865,309	$3,727,567	$3,326,129	$3,865,309	$3,326,129
Allowance for credit losses on loans	$36,542	$34,244	$32,272	$36,542	$32,272
Total assets	$5,551,724	$5,466,496	$5,502,902	$5,551,724	$5,502,902
Deposits	$4,568,604	$4,527,061	$4,605,180	$4,568,604	$4,605,180
Borrowings	$465,432	$415,833	$255,883	$465,432	$255,883
Shareholders' equity	$431,007	$446,381	$545,984	$431,007	$545,984
Operating Data
Net interest income	$37,813	$36,534	$34,746	$110,712	$100,639
Provision (credit) for credit losses	2,764	2,345	939	4,034	(4,420)
Non-interest income	9,954	11,141	11,099	30,920	37,634
Non-interest expense	27,091	26,556	26,263	79,856	76,752
Income before income tax expense	17,912	18,774	18,643	57,742	65,941
Income tax expense	3,645	3,748	4,003	11,654	13,418
Net income	$14,267	$15,026	$14,640	$46,088	$52,523
Key Ratios
Return on average assets	1.03%	1.11%	1.08%	1.13%	1.36%
Return on average equity	12.50%	13.16%	10.51%	12.88%	12.96%
GAAP efficiency ratio	56.71%	55.70%	57.29%	56.38%	55.51%
Net interest margin (fully-taxable equivalent)	2.88%	2.84%	2.76%	2.86%	2.82%
Non-performing assets to total assets	0.09%	0.11%	0.14%	0.09%	0.14%
Common equity ratio	7.76%	8.17%	9.92%	7.76%	9.92%
Tier 1 leverage capital ratio	9.24%	9.25%	9.13%	9.24%	9.13%
Common equity tier 1 risk-based capital ratio	11.72%	12.04%	12.77%	11.72%	12.77%
Total risk-based capital ratio	13.81%	14.15%	15.06%	13.81%	15.06%
Per Share Data
Basic earnings per share	$0.97	$1.02	$0.98	$3.13	$3.51
Diluted earnings per share	$0.97	$1.02	$0.97	$3.12	$3.49
Cash dividends declared per share	$0.40	$0.40	$0.36	$1.20	$1.08
Book value per share	$29.59	$30.52	$36.77	$29.59	$36.77
Non-GAAP Measures(1)
Earnings before income taxes and provision for credit losses	$20,676	$21,119	$19,582	$61,776	$61,521
Earnings before income taxes, provision for credit losses and SBA PPP loan income	$20,626	$20,954	$17,631	$60,528	$56,034
Tangible book value per share	$22.97	$23.92	$30.23	$22.97	$30.23
Tangible common equity ratio	6.13%	6.51%	8.30%	6.13%	8.30%
Return on average tangible equity	16.02%	16.83%	12.86%	16.27%	15.91%
Efficiency ratio	56.43%	55.42%	57.00%	56.10%	54.83%
Adjusted net interest margin (fully-taxable equivalent)	2.88%	2.85%	2.82%	2.86%	2.87%
(1) Please see "Reconciliation of non-GAAP to GAAP Financial Measures (unaudited)."

Consolidated Statements of Condition Data
(unaudited)

(In thousands)	September 30, 2022	December 31, 2021	September 30, 2021
ASSETS
Cash, cash equivalents and restricted cash	$82,012	$220,625	$379,656
Investments:
Trading securities	3,727	4,428	4,335
Available-for-sale securities, at fair value (amortized cost of $833,888, $1,508,981 and $1,443,800, respectively)	723,618	1,507,486	1,455,210
Held-to-maturity securities, at amortized cost (fair value of $491,759, $1,380 and $1,390, respectively)	534,309	1,291	1,293
Other investments	15,108	10,280	10,280
Total investments	1,276,762	1,523,485	1,471,118
Loans held for sale, at fair value (book value of $4,863, $5,786 and $10,789, respectively)	4,629	5,815	10,826
Loans:
Commercial real estate	1,562,887	1,495,460	1,419,677
Commercial	423,325	363,695	352,533
SBA PPP	685	35,953	81,959
Residential real estate	1,619,409	1,306,447	1,222,084
Consumer and home equity	254,374	229,919	239,050
Total loans	3,860,680	3,431,474	3,315,303
Less: allowance for credit losses on loans	(36,542)	(33,256)	(32,272)
Net loans	3,824,138	3,398,218	3,283,031
Goodwill and core deposit intangible assets	96,416	96,885	97,049
Other assets	267,767	255,328	261,222
Total assets	$5,551,724	$5,500,356	$5,502,902
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Non-interest checking	$1,245,137	$1,279,565	$1,289,018
Interest checking	1,460,571	1,351,736	1,266,242
Savings and money market	1,493,518	1,459,472	1,437,550
Certificates of deposit	279,603	309,648	323,395
Brokered deposits	89,775	208,468	288,975
Total deposits	4,568,604	4,608,889	4,605,180
Short-term borrowings	421,101	211,608	211,552
Subordinated debentures	44,331	44,331	44,331
Accrued interest and other liabilities	86,681	94,234	95,855
Total liabilities	5,120,717	4,959,062	4,956,918
Commitments and Contingencies
Shareholders’ equity
Common stock, no par value: authorized 40,000,000 shares, issued and outstanding 14,563,828, 14,739,956 and 14,849,327 shares on September 30, 2022, December 31, 2021 and September 30, 2021, respectively	114,536	123,111	127,925
Retained earnings	452,927	424,412	413,892
Accumulated other comprehensive (loss) income:
Net unrealized (loss) gain on debt securities, net of tax	(140,268)	(1,173)	8,958
Net unrealized gain (loss) on cash flow hedging derivative instruments, net of tax	6,545	(1,779)	(1,359)
Net unrecognized loss on postretirement plans, net of tax	(2,733)	(3,277)	(3,432)
Total accumulated other comprehensive (loss) income	(136,456)	(6,229)	4,167
Total shareholders’ equity	431,007	541,294	545,984
Total liabilities and shareholders’ equity	$5,551,724	$5,500,356	$5,502,902

Consolidated Statements of Income Data
(unaudited)

	For The Three Months Ended			For The Nine Months Ended
(In thousands, except per share data)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Interest Income
Interest and fees on loans	$37,568	$33,121	$31,185	$102,724	$92,610
Taxable interest on investments	5,756	5,850	5,157	17,395	13,362
Nontaxable interest on investments	790	770	756	2,324	2,247
Dividend income	137	106	99	349	306
Other interest income	330	183	182	677	508
Total interest income	44,581	40,030	37,379	123,469	109,033
Interest Expense
Interest on deposits	5,442	2,510	1,973	9,785	5,957
Interest on borrowings	787	454	122	1,372	454
Interest on subordinated debentures	539	532	538	1,600	1,983
Total interest expense	6,768	3,496	2,633	12,757	8,394
Net interest income	37,813	36,534	34,746	110,712	100,639
Provision (credit) for credit losses	2,764	2,345	939	4,034	(4,420)
Net interest income after provision (credit) for credit losses	35,049	34,189	33,807	106,678	105,059
Non-Interest Income
Debit card income	3,234	3,213	3,278	9,371	9,126
Service charges on deposit accounts	1,941	1,931	1,744	5,705	4,800
Income from fiduciary services	1,535	1,681	1,627	4,847	4,860
Brokerage and insurance commissions	1,003	1,272	993	3,269	2,885
Mortgage banking income, net	635	1,517	1,913	3,186	11,620
Bank-owned life insurance	374	569	589	1,519	1,774
Net loss on sale of securities	—	(9)	—	(9)	—
Other income	1,232	967	955	3,032	2,569
Total non-interest income	9,954	11,141	11,099	30,920	37,634
Non-Interest Expense
Salaries and employee benefits	15,849	15,402	15,902	46,757	45,742
Furniture, equipment and data processing	3,305	3,202	2,980	9,639	8,954
Net occupancy costs	1,765	1,806	1,813	5,715	5,569
Debit card expense	1,210	1,134	1,106	3,410	3,166
Consulting and professional fees	814	1,293	792	3,114	2,652
Regulatory assessments	575	515	522	1,745	1,512
Amortization of core deposit intangible assets	156	157	163	469	491
Other real estate owned and collection costs (recoveries), net	56	38	60	9	(156)
Other expenses	3,361	3,009	2,925	8,998	8,822
Total non-interest expense	27,091	26,556	26,263	79,856	76,752
Income before income tax expense	17,912	18,774	18,643	57,742	65,941
Income Tax Expense	3,645	3,748	4,003	11,654	13,418
Net Income	$14,267	$15,026	$14,640	$46,088	$52,523
Per Share Data
Basic earnings per share	$0.97	$1.02	$0.98	$3.13	$3.51
Diluted earnings per share	$0.97	$1.02	$0.97	$3.12	$3.49

Quarterly Average Balance and Yield/Rate Analysis
(unaudited)

	Average Balance			Yield/Rate
	For The Three Months Ended			For The Three Months Ended
(Dollars in thousands)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	June 30, 2022	September 30, 2021
Assets
Interest-earning assets:
Interest-bearing deposits in other banks and other interest-earning assets	$30,063	$51,018	$304,594	2.24%	0.43%	0.12%
Investments - taxable	1,288,172	1,366,612	1,284,851	1.88%	1.78%	1.66%
Investments - nontaxable(1)	109,661	112,954	114,033	3.65%	3.45%	3.36%
Loans(2):
Commercial real estate	1,546,638	1,500,284	1,410,201	4.04%	3.73%	3.59%
Commercial(1)	402,152	399,240	348,619	4.26%	3.64%	3.59%
SBA PPP	1,254	4,696	105,742	15.67%	13.88%	7.22%
Municipal(1)	22,574	18,633	17,021	3.01%	3.13%	3.41%
Residential real estate	1,571,449	1,457,639	1,174,559	3.49%	3.42%	3.53%
Consumer and home equity	252,145	240,967	242,921	5.21%	4.26%	4.27%
Total loans	3,796,212	3,621,459	3,299,063	3.91%	3.64%	3.73%
Total interest-earning assets	5,224,108	5,152,043	5,002,541	3.40%	3.11%	2.97%
Other assets	292,973	259,592	384,766
Total assets	$5,517,081	$5,411,635	$5,387,307

Liabilities & Shareholders' Equity
Deposits:
Non-interest checking	$1,243,174	$1,199,678	$1,251,492	—%	—%	—%
Interest checking	1,502,436	1,426,335	1,246,634	0.85%	0.32%	0.20%
Savings	774,725	751,274	688,331	0.04%	0.04%	0.04%
Money market	720,641	707,176	709,705	0.84%	0.42%	0.29%
Certificates of deposit	290,043	298,335	327,802	0.45%	0.44%	0.49%
Total deposits	4,531,019	4,382,798	4,223,964	0.45%	0.21%	0.15%
Borrowings:
Brokered deposits	80,701	145,735	289,374	1.40%	0.59%	0.45%
Customer repurchase agreements	228,495	223,212	182,114	0.57%	0.40%	0.26%
Subordinated debentures	44,331	44,331	44,331	4.83%	4.81%	4.81%
Other borrowings	108,084	85,917	—	1.68%	1.07%	—%
Total borrowings	461,611	499,195	515,819	1.38%	0.97%	0.76%
Total funding liabilities	4,992,630	4,881,993	4,739,783	0.54%	0.29%	0.22%
Other liabilities	71,636	71,838	94,803
Shareholders' equity	452,815	457,804	552,721
Total liabilities & shareholders' equity	$5,517,081	$5,411,635	$5,387,307
Net interest rate spread (fully-taxable equivalent)				2.86%	2.82%	2.75%
Net interest margin (fully-taxable equivalent)				2.88%	2.84%	2.76%
Adjusted net interest margin (fully-taxable equivalent) (non-GAAP)				2.88%	2.85%	2.82%
(1)      Reported on a tax-equivalent basis calculated using the federal corporate income tax rate of 21%, including certain commercial loans.
(2)     Non-accrual loans and loans held for sale are included in total average loans.

Year-to-Date Average Balance and Yield/Rate Analysis
(unaudited)

	Average Balance		Yield/Rate
	For The Nine Months Ended		For The Nine Months Ended
(Dollars in thousands)	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Assets
Interest-earning assets:
Interest-bearing deposits in other banks and other interest-earning assets	$60,105	$250,715	0.57%	0.10%
Investments - taxable	1,354,339	1,121,569	1.79%	1.66%
Investments - nontaxable(1)	112,526	115,755	3.49%	3.28%
Loans(2):
Commercial real estate	1,512,285	1,400,224	3.81%	3.59%
Commercial(1)	391,540	341,510	3.82%	3.81%
SBA PPP	9,138	139,453	18.01%	5.19%
Municipal(1)	18,837	22,404	3.17%	3.32%
Residential real estate	1,459,659	1,117,389	3.46%	3.67%
Consumer and home equity	240,041	255,058	4.60%	4.20%
Total loans	3,631,500	3,276,038	3.75%	3.75%
Total interest-earning assets	5,158,470	4,764,077	3.19%	3.06%
Other assets	291,821	389,409
Total assets	$5,450,291	$5,153,486

Liabilities & Shareholders' Equity
Deposits:
Non-interest checking	$1,214,263	$1,014,778	—%	—%
Interest checking	1,448,146	1,282,358	0.46%	0.19%
Savings	759,053	658,497	0.04%	0.04%
Money market	712,729	699,594	0.52%	0.30%
Certificates of deposit	297,646	339,230	0.44%	0.55%
Total deposits	4,431,837	3,994,457	0.27%	0.17%
Borrowings:
Brokered deposits	133,928	286,080	0.74%	0.45%
Customer repurchase agreements	220,026	177,559	0.41%	0.31%
Subordinated debentures	44,331	50,045	4.83%	5.30%
Other borrowings	65,595	4,762	1.41%	0.99%
Total borrowings	463,880	518,446	1.07%	0.88%
Total funding liabilities	4,895,717	4,512,903	0.35%	0.25%
Other liabilities	76,154	98,742
Shareholders' equity	478,420	541,841
Total liabilities & shareholders' equity	$5,450,291	$5,153,486
Net interest rate spread (fully-taxable equivalent)			2.84%	2.81%
Net interest margin (fully-taxable equivalent)			2.86%	2.82%
Adjusted net interest margin (fully-taxable equivalent) (non-GAAP)			2.86%	2.87%
(1)      Reported on a tax-equivalent basis calculated using the federal corporate income tax rate of 21%, including certain commercial loans.
(2)     Non-accrual loans and loans held for sale are included in total average loans.

Asset Quality Data
(unaudited)

(In thousands)	At or For The Nine Months Ended September 30, 2022	At or For The Six Months Ended June 30, 2022	At or For The Three Months Ended March 31, 2022	At or For The Year Ended December 31, 2021	At or For The Nine Months Ended September 30, 2021
Non-accrual loans:
Residential real estate	$1,562	$1,831	$2,052	$2,107	$2,576
Commercial real estate	73	182	183	184	207
Commercial	541	723	1,045	829	860
Consumer and home equity	589	769	1,172	1,207	1,429
Total non-accrual loans	2,765	3,505	4,452	4,327	5,072
Accruing troubled-debt restructured loans not included above	2,285	2,316	2,303	2,392	2,564
Total non-performing loans	5,050	5,821	6,755	6,719	7,636
Other real estate owned	—	—	—	165	165
Total non-performing assets	$5,050	$5,821	$6,755	$6,884	$7,801
Loans 30-89 days past due:
Residential real estate	$2,326	$918	$575	$400	$1,195
Commercial real estate	195	258	91	47	—
Commercial	1,344	422	169	552	557
Consumer and home equity	843	577	466	509	386
Total loans 30-89 days past due	$4,708	$2,175	$1,301	$1,508	$2,138
ACL on loans at the beginning of the period	$33,256	$33,256	$33,256	$37,865	$37,865
Provision (credit) for loan losses	3,788	1,275	(1,236)	(3,817)	(5,037)
Charge-offs:
Residential real estate	65	16	—	92	92
Commercial real estate	—	—	—	—	—
Commercial	744	561	245	799	503
Consumer and home equity	130	84	67	273	233
Total charge-offs	939	661	312	1,164	828
Total recoveries	(437)	(374)	(62)	(372)	(272)
Net charge-offs	502	287	250	792	556
ACL on loans at the end of the period	$36,542	$34,244	$31,770	$33,256	$32,272
Components of ACL:
ACL on loans	$36,542	$34,244	$31,770	$33,256	$32,272
ACL on off-balance sheet credit exposures(1)	3,441	3,190	3,356	3,195	3,185
ACL, end of period	$39,983	$37,434	$35,126	$36,451	$35,457
Ratios:
Non-performing loans to total loans	0.13%	0.16%	0.19%	0.20%	0.23%
Non-performing assets to total assets	0.09%	0.11%	0.12%	0.13%	0.14%
ACL on loans to total loans	0.95%	0.92%	0.90%	0.97%	0.97%
Net charge-offs to average loans (annualized):
Quarter-to-date	0.02%	0.00%	0.03%	0.03%	0.01%
Year-to-date	0.02%	0.02%	0.03%	0.02%	0.02%
ACL on loans to non-performing loans	723.60%	588.28%	470.32%	494.95%	422.63%
Loans 30-89 days past due to total loans	0.12%	0.06%	0.04%	0.04%	0.06%
(1)    Presented within accrued interest and other liabilities on the consolidated statements of condition.

Reconciliation of non-GAAP to GAAP Financial Measures (unaudited)

Return on Average Tangible Equity:
	For the Three Months Ended			For the Nine Months Ended
(Dollars in thousands)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Net income, as presented	$14,267	$15,026	$14,640	$46,088	$52,523
Add: amortization of core deposit intangible assets, net of tax(1)	123	124	129	371	388
Net income, adjusted for amortization of core deposit intangible assets	$14,390	$15,150	$14,769	$46,459	$52,911
Average equity, as presented	$452,815	$457,804	$552,721	$478,420	$541,841
Less: average goodwill and core deposit intangible assets	(96,493)	(96,648)	(97,128)	(96,651)	(97,293)
Average tangible equity	$356,322	$361,156	$455,593	$381,769	$444,548
Return on average equity	12.50%	13.16%	10.51%	12.88%	12.96%
Return on average tangible equity	16.02%	16.83%	12.86%	16.27%	15.91%
(1) Assumed a 21% tax rate.

Efficiency Ratio:
	For the Three Months Ended			For the Nine Months Ended
(Dollars in thousands)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Non-interest expense, as presented	$27,091	$26,556	$26,263	$79,856	$76,752
Less: prepayment penalty on borrowings	—	—	—	—	(514)
Adjusted non-interest expense	$27,091	$26,556	$26,263	$79,856	$76,238
Net interest income, as presented	$37,813	$36,534	$34,746	$110,712	$100,639
Add: effect of tax-exempt income(1)	242	231	228	700	764
Non-interest income, as presented	9,954	11,141	11,099	30,920	37,634
Add: net loss on sale of securities	—	9	—	9	—
Adjusted net interest income plus non-interest income	$48,009	$47,915	$46,073	$142,341	$139,037
GAAP efficiency ratio	56.71%	55.70%	57.29%	56.38%	55.51%
Non-GAAP efficiency ratio	56.43%	55.42%	57.00%	56.10%	54.83%
(1) Assumed a 21% tax rate.

Earnings before Income Taxes and Provision, and Earnings before Income Taxes, Provision and SBA PPP Loan Income:
	For the Three Months Ended			For the Nine Months Ended
(In thousands)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Net income, as presented	$14,267	$15,026	$14,640	$46,088	$52,523
Add: provision (credit) for credit losses	2,764	2,345	939	4,034	(4,420)
Add: income tax expense	3,645	3,748	4,003	11,654	13,418
Earnings before income taxes and provision for credit losses	20,676	21,119	19,582	61,776	61,521
Less: SBA PPP loan income	(50)	(165)	(1,951)	(1,248)	(5,487)
Earnings before income taxes and provision (credit) for credit losses and SBA PPP loan income	$20,626	$20,954	$17,631	$60,528	$56,034

Adjusted Yield on Interest-Earning Assets:
	For the Three Months Ended			For the Nine Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Yield on interest-earning assets, as presented	3.40%	3.11%	2.97%	3.19%	3.06%
Add: effect of excess liquidity on yield on interest-earning assets	—%	0.02%	0.16%	0.03%	0.12%
Less: effect of SBA PPP loans on yield on interest-earning assets	(0.01)%	(0.01)%	(0.09)%	(0.02)%	(0.06)%
Adjusted yield on interest-earning assets	3.39%	3.12%	3.04%	3.20%	3.12%

Adjusted Net Interest Margin (Fully-Taxable Equivalent):
	For the Three Months Ended			For the Nine Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Net interest margin (fully-taxable equivalent), as presented	2.88%	2.84%	2.76%	2.86%	2.82%
Add: effect of excess liquidity on net interest margin (fully-taxable equivalent)	—%	0.02%	0.15%	0.02%	0.12%
Less: effect of SBA PPP loans on net interest margin (fully-taxable equivalent)	—%	(0.01)%	(0.09)%	(0.02)%	(0.07)%
Adjusted net interest margin (fully-taxable equivalent)	2.88%	2.85%	2.82%	2.86%	2.87%

Tangible Book Value Per Share and Tangible Common Equity Ratio:
	September 30, 2022	June 30, 2022	September 30, 2021
(In thousands, except number of shares, per share data and ratios)
Tangible Book Value Per Share:
Shareholders' equity, as presented	$431,007	$446,381	$545,984
Less: goodwill and other intangible assets	(96,416)	(96,573)	(97,049)
Tangible shareholders' equity	$334,591	$349,808	$448,935
Shares outstanding at period end	14,563,828	14,625,041	14,849,327
Book value per share	$29.59	$30.52	$36.77
Tangible book value per share	$22.97	$23.92	$30.23
Tangible Common Equity Ratio:
Total assets	$5,551,724	$5,466,496	$5,502,902
Less: goodwill and other intangible assets	(96,416)	(96,573)	(97,049)
Tangible assets	$5,455,308	$5,369,923	$5,405,853
Common equity ratio	7.76%	8.17%	9.92%
Tangible common equity ratio	6.13%	6.51%	8.30%

Core Deposits:
(In thousands)	September 30, 2022	June 30, 2022	September 30, 2021
Total deposits	$4,568,604	$4,527,061	$4,605,180
Less: certificates of deposit	(279,603)	(296,408)	(323,395)
Less: brokered deposits	(89,775)	(83,379)	(288,975)
Core deposits	$4,199,226	$4,147,274	$3,992,810

Average Core Deposits:
	For the Three Months Ended			For the Nine Months Ended
(In thousands)	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Total average deposits	$4,531,019	$4,382,798	$4,223,964	$4,431,837	$3,994,457
Less: average certificates of deposit	(290,043)	(298,335)	(327,802)	(297,646)	(339,230)
Average core deposits	$4,240,976	$4,084,463	$3,896,162	$4,134,191	$3,655,227

Total loans, excluding SBA PPP loans:
(In thousands)	September 30, 2022	June 30, 2022	September 30, 2021
Total loans, as presented	$3,860,680	$3,724,227	$3,315,303
Less: SBA PPP loans	(685)	(2,509)	(81,959)
Total loans, excluding SBA PPP loans	$3,859,995	$3,721,718	$3,233,344